ISSUER FREE WRITING PROSPECTUS
Dated February 15, 2012
Filed Pursuant to Rule 433
Registration No. 333-179533

AMERICAN REALTY CAPITAL TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on February 15, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated February 15, 2012, and supplements thereto are available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1410997/000114420412009282/v302712_s11.htm

Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (215) 887-2189.

American Realty Capital Trust, Inc.

NASDAQ: “ARCT”

NASDAQ: “ARCT”

February 2012

Introductory Notes

The data and other information described in these slides speaks as of the date of the slides or an earlier date indicated . Future performance may not be consistent with past performance, and is subject to change and inherent risks and uncertainties .

This presentation contains certain statements that are the Company’s and Management’s hopes, intentions, beliefs, expectations, or projections of the future and might be considered to be forward -looking statements under Federal Securities laws. Prospective investors are cautioned that any such forward -looking statements are not guarantees of future performance, and involve risks and uncertainties .. The Company’s actual future results may differ significantly from the matters discussed in these forward -looking statements, and we may not release revisions to these forward -looking statements to reflect changes after we’ve made the statements .. Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the SEC including, but not limited to, the Company’s report on Form 10-K, as well as Company press releases .

February 2012 2

We are Listing ARCT on NASDAQ to Create Liquidity and Drive Share Price

Aggregated Best-In-Class Net Lease Portfolio (2008 to 2011)

Non-Traded Offering Closed July 2011

Management Team Internalized at No Cost to Shareholders

February 2012 3

Advantages to Listing vs. Selling the Portfolio

February 2012 4

We are Listing, Selling Equity and Tendering for Shares ..

• American Realty Capital Trust is going to list on the NASDAQ under the ticker symbol “ARCT” on or about March 1, 2012, almost four years to the day after it was launched

• Our pro forma financial data assumes a market price of $11.50 per share(1)

• At the same time we will be conducting a secondary offering: a syndicate of banks will raise $50 to $100 million

• We will also be making a tender offer to purchase shares

(1) For purposes of the pro forma financial data included in the registration statement on Form S-11, we have assumed that 6.6 million shares of common stock will be sold in the offering and that the initial public offering price of the common stock to be sold in the offering will be $11.50 per share, which we have estimated based on our projected operating performance, trading levels of comparable companies and a dividend discount analysis.

February 2012 5

Why is ARCT Listing?

• To do what we said we would do – create value for the shareholders

• Listed REITs are trading at unprecedented multiples to funds from operations (FFO) per share

• We think ARCT may ultimately trade above the listing price based on our superior portfolio

• None of this is a coincidence – all part of a deliberate plan

February 2012 6

We Are Listing a Company that will Provide its Shareholders with Durable, Defensive Dividends .

Best -In-Class Portfolio

• Solid real estate assets

• Stable, growing income

• Diversified by tenant, industry, geography

• Investment -grade credit focus

Experienced Senior Management

Value Strong, Flexible

• Managed over $7 Billion of successful real estate programs Proposition Balance Sheet

• Run three successful publicly • Low leverage traded companies “Durable, defensive • Low cost debt dividends” • Financial capacity

February 2012 7

February 2012 8 ARCT(1) Listing Listing Discount Realty Income Corp. National Retail Properties, Inc. Entertainment Properties Trust Lexington Realty Trust CapLease Inc. Properties 485 485 2,600 1,298 158 236 47 Sq. Ft. (000s) 16,000 16,000 26,814 15,342 13,231 41,811 11,444 Occupancy 100.0% 100.0% 97.7% 97.2% 97.0% 95.6% 96.1% % Investment Grade 71.2% 71.2% <20.0% <20.0% NA 44.0% 92.0% % GLA Expiring Next 5 Yrs 0.4% 0.4% 19.10% 18.60% 14.00% 48.30% 43.70% Wtd. Ave. Lease Duration 13.4 Yrs 13.4 Yrs 11.1 Yrs 12.0 Yrs 10.3 Yrs 6.1 Yrs 7.0 Yrs Equity Market Cap. $ 2,499 $ 2,121 $ 4,782 $ 2,822 $ 2,044 $ 1,309 $ 285 Enterprise Value $ 3,257 $ 2,879 $ 7,029 $ 4,168 $ 3,522 $ 3,324 $ 1,474 Dividend Yield 5.17% 6.09% 4.86% 5.70% 6.40% 6.07% 6.06% Net Debt / 2012E EBITDA 4.2x 4.2x 4.1x 2.4x 3.9x 5.9x 9.2x Net Debt / Enterprise Value 23.4% 26.5% 27.7% 17.2% 30.5% 47.8% 75.8% Implied Cap Rate - GAAP 5.6% 6.4% 5.6% 5.5% 6.3% 8.1% 7.9% Price (Implied/Current) $ 13.55 $ 11.50 $ 36.95 $ 27.01 $ 43.69 $ 8.60 $ 4.16 1 Based on Company pro forma financial data Sources: Goldman Sachs, Raymond James, SNL Financial and UBS Better Portfolio | Stronger Balance Sheet | Discounted Valuation Comparing ARCT with Similar Listed Companies

Proven Track Record

ARCT Total Return ARCT Distributions

$15.00 $0.700 $0.700 $14.27 $0.695 $14.00

$13.00 $0.662

$12.00 $0.650

$11.00

$10.00 $10.00

Inception Year 2009 2010 2011 2012 2008 2009 2010 2011 2012 (2/28/08) Ended Annualized Distributions 2008

143% Total Return 8% Growth in Monthly Since Inception (1) Distributions Since Inception (2)

1. Based on distributions and price appreciation using an assumed market price of $11.50 per share. February 2012 9

2. Increase in annualized monthly distribution of $0.05 over beginning distribution of $0.65.

ARCT “Promote” – Interest Aligned

Waived Asset Management Internalization Fee $100,000,000 to $120,000,000 since Fees Inception

2008 $833,000

Disposition Fee $23,643,429

2009 $2,079,000

2010 $4,848,000

2011 $12,019,000

Total $19,779,000 Subordinated Incentive Listing Fee

Sale Price Promote ($ in millions)

<$9.77 $0.00

The promote is calculated on average 30 days after 180 days from listing

February 2012 10

How Does the Listing Help our Investors?

• No Lock Up

• Manage Tax Liability: 70% of shareholders would be subject to short-term capital gains taxes if they decide to tender or sell

• All shareholders will likely face some tax consequences if they sell

• Most investors have a basis below $9.00 from the 100% return of capital distributions since inception

• No Change in Dividend: The dividend does not change for investors, still $0.70/share annually, paid monthly

February 2012 11

American Realty Capital Trust, Inc.

NASDAQ: “ARCT”

NASDAQ: “ARCT”

February 2012

Low Risk Strategy

Proven Management Team & Track Record Income, Growth and Value Creation Strong Balance Sheet

February 2012 13

Best -In -Class Portfolio

No. of Properties 485 Total Square Feet 15.6 Million Est. Market Capitalization (1) $2.8 Billion Occupancy 100% Avg. Remaining Lease Term 13.4 Years

% Investment Grade 71.2% No. of Tenants 61

States 45 + Puerto Rico 2012 Annualized Rents $178 Million

1 Based on $11.50 share price at listing February 2012 14

Investment Grade Rated Tenant Focus

Top 10

Tenants % Annual Rent Credit Rating Top 10 Tenants

16.8% S&P: BBB Rated 100%

10.0% S&P: A Investment Grade 85%

6.6% S&P: BBB+ 4.6% S&P: AAA

3.1% S&P: BBB+ Total Portfolio

3.5% S&P: BB- Rated 92%

2.7% S&P: BBB Investment Grade 71%

2.4% S&P: B+ 2.1% S&P: BB 2.1% S&P: A+

56%

(As of January 31, 2012)

85% Top 10 Tenants Investment Grade

February 2012 15

Diversified Portfolio

61 Tenants

Tenant Diversification

	Tenant	% of GAAP Rent	Cum.
1	FedEx	16.8%	16.8%
2	Walgreens	10.0%	26.8%
3	CVS	6.6%	33.4%
4	GSA	4.6%	38.0%
5	Dollar General	3.5%	41.1%
6	Bridgestone Firestone	3.1%	44.6%
7	Express Scripts	2.7%	47.3%
8	Payless Shoe Source	2.4%	49.7%
9	PetSmart	2.1%	51.8%
10	PNC Bank	2.1%	53.9%
11	IHOP	2.0%	55.9%
12	Whirlpool	1.9%	57.8%
13	3M	1.9%	59.7%
14	Reliant Healthcare	1.9%	61.6%
15	Tractor Supply Co	1.9%	63.4%
16	First Niagara Bank	1.8%	65.0%
17	Home Depot	1.6%	66.6%
18	Royal Ahold	1.6%	68.1%
19	Reckitt Benckiser	1.5%	69.6%
20	Rockland Trust	1.5%	71.1%
21	Texas Instruments	1.5%	72.5%
22	Brown Shoe Co	1.4%	73.9%
23	Kum & Go	1.4%	75.8%
24	Bojangles	1.3%	77.1%
25	Aaron's	1.3%	78.4%
26	Citigroup	1.1%	79.5%
27	Wal-Mart	1.1%	80.6%
28	Renal Advantage Dialysis	1.1%	81.7%
29	DaVita Dialysis	1.1%	82.8%
30	GE	1.0%	83.8%

	Tenant	% of GAAP Rent	Cum.
31	Lowe's	1.0%	84.8%
32	Jack in the Box	1.0%	85.8%
33	ConAgra Foods	1.0%	86.8%
34	Sealy Mattress Co.	0.9%	87.7%
35	Rite Aid	0.8%	88.5%
36	Wrangler	0.8%	89.3%
37	Kohl's	0.7%	90.0%
38	Wawa	0.7%	90.7%
39	Fresenius	0.7%	91.4%
40	Pep Boys	0.6%	92.0%
41	Lockheed Martin	0.6%	92.6%
42	Verizon	0.6%	93.2%
43	AutoZone	0.6%	93.7%
44	Coats & Clark	0.5%	94.2%
45	Advance Auto	0.5%	94.7%
46	Jared Jewelers	0.5%	95.2%
47	O'Reilly Auto Parts	0.5%	95.7%
48	Kroger	0.5%	96.3%
49	Sam's Club	0.5%	96.8%
50	St. Joseph's Mercy	0.4%	97.2%
51	Trader Joe's	0.4%	97.6%
52	Danfoss	0.4%	98.0%
53	Chase Bank	0.3%	98.3%
54	Fifth Third Bank	0.3%	98.6%
55	NTB	0.3%	98.9%
56	7-Eleven	0.2%	99.1%
57	Citizen's	0.2%	99.3%
58	BB&T	0.2%	99.5%
59	QuikTrip	0.2%	99.7%
60	Mrs Bairds	0.2%	99.9%
61	Provident Bank	0.1%	100.0%

(As of January 31, 2012)

ARCT American Realty Capital Trust ARCT | NASDAQ

February 2012

16

Diversified Portfolio Top 25 Tenants

Tenant Diversification

% of

Tenant GAAP Rent Cum.

FedEx 16.8% 16.8%

Brown Shoe Co, .9Kum & Go, 1.4% Tractor Supply Co .9 Walgreens 10.0% 26.8% Bojangles, 1.3% Texas Instruments, .91.4% 1.9% CVS 6.6% 33.4% Aaron’s, 1.3% 1.5%

GSA 4.6% 38.0%

Rockland Trust, .9

1.5% Dollar General 3.5% 41.1% Reckitt Benckiser, ..9 Bridgestone Firestone 3.1% 44.6%

1.5% Royal Ahold, .9

Express Scripts 2.7% 47.3%

Home Depot, .9 1.6% FedEx, 16.8%

Payless Shoe Source 2.4% 49.7%

1.6%

PetSmart 2.1% 51.8%

First Niagara .9

Bank, 1.8% PNC Bank 2.1% 53.9%

Reliant Healthcare .9 IHOP 2.0% 55.9% Partners, 1.9% 3M, 1.9% Whirlpool 1.9% 57.8% Walgreens, 10.0% 3M 1.9% 59.7% Whirlpool, 1.9%

Reliant Healthcare 1.9% 61.6% IHOP, 2.0% Tractor Supply Co 1.9% 63.4% PNC Bank, 2.1% First Niagara Bank 1.8% 65.0% CVS, 6.6% Home Depot 1.6% 66.6%

PetSmart, 2.1%

Royal Ahold 1.6% 68.1% Payless Shoe .9 GSA, .9 Reckitt Benckiser 1.5% 69.6%

Source, 2.4% 4.6%

Express Scripts, .9 Rockland Trust 1.5% 71.1%

2.7% Dollar .9

Bridgestone .9 Texas Instruments 1.5% 72.5%

General, 3.5%

Firestone, 3.1% Brown Shoe Co 1.4% 73.9% Kum & Go 1.4% 75.8% Bojangles 1.3% 77.1% Aaron's 1.3% 78.4%

(As of January 31, 2012) February 2012 17

Diversified Portfolio

Industry Diversification

Technology, 1.5% Consumer Goods, .9Financial Services, ..9 Aerospace, 0.6%

Pharmacy 17.5% 1.1% 1.1%

Auto Retail, 1.6% Telecommunications Freight 16.7% Gas/Convenience, .9 0.6%

Specialty Retail 9.6% 2.5% Supermarket, .9

Healthcare 7.9%

2.5%

Retail Banking 6.5% Home .9 Pharmacy, 17.5% Discount Retail 5.8% Maintenance, .9

2.7%

Manufacturing 5.6%

Consumer .9

Restaurant 4.3% Products, 3.5% Government Services 4.6% Auto Services, .9 Auto Services 4.1% 4.1%

Freight, 16.7%

Consumer Products 3.5%

Government .9 Restaurant, 4.3%

Home Maintenance 2.7% Services, 4.6% Supermarket 2.5% Gas/Convenience 2.5%

Auto Retail 1.6% Specialty Retail, .9

Technology 1.5% 9.6% Retail .9 Consumer Goods 1.1% Manufacturing, .9 Banking, .9 Healthcare, .9 5.6% 6.5%

Financial Services 1.1% 7.9%

Aerospace 0.6% Discount Retail, .9 5.8%

Telecommunications 0.6%

20 Distinct Industries

(As of January 31, 2012) February 2012 18

Maintaining High Portfolio Occupancy

ARCT vs. Comps

0% 0% 0% 0%

. 1% . . 0% . 7%

. 4% .

.

100 97 100 . 100 100 96

0% 95 96 3%

. 1% 5% .

89 . . 89

87 87

2008 2009 2010 20113 ARCT Comps 1 US REITs 2

Effectively No Lease Expirations Through 2017 (100% To 99.2%)

1 Includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust and CapLease, Inc.

2 Source: SNL Financial

3 All data as of December 31 except 2011, which is as of September 30, for Comps and U.S. REITs

February 2012 19

Negligible Near-Term Lease Expirations % of GAAP Rent Expiring (Annual and Cumulative) 100% 75% 50% 27.6% 25% 10.3% 6.6% 5.5% 4.3% 0.0% 0.0% 0.1% 0.0% 0.3% 0.1% 0% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Minimal Lease Expirations In Next 10 Years

Recently Developed Portfolio

25.0

Comps (1) Average: 20.0 20.2 years

15.0

Age

10.0

6.8 ARCT (2) 5.6 Average: 5.0 4.3 9% 5.3 years

54%

37%

0.0

Retail Distribution Office

(Amount in bar is property type as a percentage of the portfolio by annualized rent)

5.3 Year Average Age of ARCT Portfolio vs. 20.2 Years For Comps

1 Comps include: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust and CapLease, Inc. Source: SNL

Excludes “Historic” properties, primarily retail bank branches, constructed before 1972.

February 2012 21

Low Risk Strategy

Proven Management Team & Track Record Income, Growth and Value Creation Strong Balance Sheet

February 2012 22

Proven Management Team

Supported by a team of 15 investment professionals: Accounting, Reporting, Asset & Property Management, Acquisitions, Human Resources, and Capital Markets & Finance

Nicholas S. Schorsch William M. Kahane Brian D. Jones

Chairman of the Board Chief Executive Officer Chief Financial Officer

• Co-founder of ARCT • Co-founder of ARCT • 22 years public REIT experience

• Former CEO of American Financial • Former director, Catellus Development Corp. • 15 years real estate investment banking Realty Trust (NYSE: AFR) (NYSE: CDX) and American Financial (Paine Webber, Morgan Stanley, Robert W. Baird)

• Two-Time Ernst & Young Entrepreneur Realty Trust (NYSE: AFR)

• 7 years public accounting (Coopers & of the Year • Former partner, Morgan Stanley real estate Lybrand)

• Certified Public Accountant since 1994

Susan Manning Heather Gentry

Chief Accounting Officer VP of Investor Relations

• Certified Public Accountant • 12 years of financial services experience

• 22 years Public Company • 8 years public REIT experience

Experience • Positions in Client and Investor Relations,

• 6 years REIT Experience Sales & Marketing

• 8 years Public Accounting Experience • Series 7 and 63 Licensed

February 2012 23

Achieving Our Investment Objectives

Objective Strategy Result

Tenant Quality oConduct thorough credit review oNo tenant defaults oOngoing credit monitoring oNo rent interruptions

Lease Term oInitial lease duration > 10 years oNo near-term vacancy

Diversification oBy geography, industry and tenancy oNo over-concentration

Income oSingle -tenant, free-standing properties oNo landlord expenses oTriple-net leases oNo CAM leakage oContractual rent growth oNo multi-tenant properties

Asset Appreciation oPurchase at or below replacement cost oNo overvalued assets oAcquire properties with/in: oNo obsolete properties▪Contractual rent growth oNo limitation on re-use▪Strong markets▪Prime locations

February 2012 24

Achievements to Date

Portfolio Metrics Balance Sheet Metrics

$2.7 Billion Est. Enterprise Value 27% Net Debt to Enterprise Value

485 Properties Owned 4.1x Debt to 2012E EBITDA

5.3 Years Average Property Age 5.2 Years Average Remaining Debt Maturity 71% Rents from Investment Grade Credit Tenants 5.27% Weighted Average Interest Rate Zero Vacancy Through 2018 0% Variable Rate Debt

13.4 Years Average Remaining $250 Million Revolving Line of Credit Primary Lease Term (Libor Plus 2.05% to 2.85%)

$0.70 Per Share Annualized Distributions

(As of January 31, 2012) February 2012 25

Proven Track Record

ARCT Total Return ARCT Distributions

$15.00 $0.700 $0.700 $14.27 $0.695 $14.00

$13.00 $0.662

$12.00 $0.650

$11.00

$10.00 $10.00

Inception Year 2009 2010 2011 2012 2008 2009 2010 2011 2012 (2/28/08) Ended Annualized Distributions 2008

143% Total Return 8% Growth in Monthly Since Inception (1) Distributions Since Inception (2)

1. Based on distributions and price appreciation using an assumed market price of $11.50 per share. February 2012 26

2. Increase in annualized monthly distribution of $0.05 over beginning distribution of $0.65.

Low Risk Strategy

Proven Management Team & Track Record Income, Growth and Value Creation Strong Balance Sheet

February 2012 27

Investment Goals – Income, Growth, Value Creation

Focused Strategy Risk Management

• Only net lease REIT focused on • Tenant quality investment grade tenants

• Well-located properties

• High initial returns on asset

• Multiple re-uses

• High occupancy rate

• Newer properties with modern amenities

• Low operating cost exposure

• High land/residual value

• Contractual same store rent growth

• Low leveraged, well-managed balance

• Low/no capital expenditure exposure sheet

Long Term Results

• 8% growth in distributions since inception

• 143% return on investment (1)

• Positioned for continued accretive growth

1 Based on distributions and price appreciation using an assumed price of $11.50 per share February 2012 28

Strong Income Growth

$200 $178 $173 $175

$150

Millions $125

In $100

$73 $75

$50

$27 $25 $11

$0

2008 2009 2010 2011 2012

Cumulative Average Rent

February 2012 29

Predictable, Sustainable Distributions Certainty of Income Sustainable Distributions o Net Leases o $0.70 Per Share Annualized o Zero Operating Exposure o Paid Monthly o 100% Occupied o 8% Distribution Growth Since o 92% Rated Tenants Inception o 71% Investment Grade Tenants o ~ 100% Tax-Deferral Since o 0.4% Lease Roll-Over Through Inception 2016 o Fixed Rate, Long-Term Debt

Revenue Growth

• Increasing “same store” NOI

• Fixed annual rent bumps (72% of leases)

• CPI-indexed increases (4% of leases)

• Percentage rents (11% of leases)

• Improving credit environment

• 10% of tenants received credit upgrade

• Cap rate environment improving

• Accretive acquisition opportunities

• Balance sheet capacity for growth

• Low leverage

• Accretive refinancing

Internal Growth Without Equity Dilution

February 2012 31

Value Creation Tools

• Robust Pipeline: $1 Billion pipeline for selective acquisitions

• Efficiency in closing is competitive advantage

• Balance sheet capacity and contractual rent increases growth

• Buying Opportunity: Favorable acquisition environment for accretive investing

• Flexible Balance Sheet: Allows for multiple financing alternatives

• Low Overhead: Structure benefits shareholders

Asset Aggregation Creates Value

February 2012 32

Low Risk Strategy

Proven Management Team & Track Record

Income, Growth and Value Creation

Strong Balance Sheet

February 2012 33

Debt Maturities

Well Laddered and Manageable

$1,000

$800

$600

Millions $400 $

$229 $222 $200 $132 $58 $32 $0 $0 2012 2013 2014 2015 2016 Thereafter

Wtd. Avg.

N/A 5.1% 6.6% 5.4% 4.7% 5.5%

Interest Rate

Accretive Near -Term Debt Maturities

February 2012 34

Declining Cost of Debt Financing

Weighted Average Interest Rate of Portfolio Debt Outstanding

6.40%

6.20%

6.10%

6.00% 5.92%

5.80% 5.73%

5.60%

5.44%

5.35% 5.35%

5.40%

5.27%

5.20%

5.00%

Q2'10 Q3'10 Q4'10 Q1'11 Q2'11 Q3'11 Q4'11

February 2012 35

How Does All of this Work?

Offering Tender Offer

• Brings new investors • Allows into the liquidity stock without market risk • Stabilizes post-offering • Tender price trading may be below • Generates market price proceeds

Existing

(invested Shareholders • Sale will accretively) trigger taxes

New Shareholders

February 2012 36

Transaction Outcomes?

• Provides liquidity to shareholders

• Provides flexibility to manage exit timing

Listing • Permits ongoing investment in best-of-class portfolio

• Pays monthly dividends $0.70 per share annualized – uninterrupted

Tender • Provides liquidity to shareholders Offer • Supports trading stability

• Triggers taxable sale of stock (possibly short-term)

• Furnishes opportunity to purchase additional shares for existing/new investors Offering • Broadens investor base

• Accretive to AFFO per share

• Allows underwriters to stabilize trading

February 2012 37

What Are My Options?

Tender Hold Buy

Tender My Shares Hold My Shares Buy More Shares

C • Price uncertain • Maintain ARCT • Increase ARCT

O

N • Amount of shares uncertain investment investment

S • Taxable sale of shares • Continue to collect same • Acquire additional shares

I

D -short-term or long-term dividend at offering price E gain? • Character of investment • No commissions

R

A • Avoids market volatility changes from T (up or down) “alternative” to equity

I

O • Proceeds available for • Flexibility to liquidate

N redeployment • Option to watch public

S

trading levels

• Defers tax event

P • Complete form • Do nothing with tender • Provide your broker R • Return to company offer dealer (or RC Securities)

O

C • Wait for results • Move shares to brokerage your indication of interest E • Paid within a reasonable account • Broker Dealer must be

S

S time • Create new brokerage part of selling group account, if necessary • Requires brokerage account

February 2012 38

We Will Tender for Shares .

Q: What is the purpose of this tender offer?

A: To provide investors an opportunity to tender their shares for cash allowing for price certainty .

Q: Why are you tendering for my stock? A: It is significantly accretive to the Company .

Q: What are some of the considerations an investor should contemplate when tendering their shares?

A: • Negative tax implications

• Potential short vs. long-term capital gain

• Loss of yield

• Loss of potential market upside

February 2012 39

Send us a message

You may contact us at

Brian Jones, Chief Financial Officer

OFFICE (212) 415-6559 | MOBILE (415) 999-3591 EMAIL bjones@arctreit .com

Heather Gentry , VP of Investor Relations

OFFICE (212) 415-6532 | MOBILE (917) 232-1205 EMAIL hgentry@arctreit .com

American Realty Capital Trust 405 Park Avenue, New York, NY 10022 www.arctreit .com

February 2012

APPENDIX

February 2012 41

Property Type Benchmarking

American Realty Capital Trust National Retail Properties, Inc1. Realty Income Corp

Healthcare Retail Theaters Automotiv Health & 8.0% Banking 6.0% e Service Theaters Fitness Specialty Discount 10.0% 6.0% 5.0% 6.0% Retail Retail Automotiv 8.0% 6.0% e Parts 8.0% Automotiv Other Freight Other e Parts 38.0% 17.0% Restaurant 47.0% 11.0% s 10.0% Other Restauran Conv. ts Pharmacy 37.0% Stores Con. 17.0% 17.0% 24.0% Stores 18.0%

Entertainment Properties Trust 1 Lexington Realty Trust CapLease, Inc. 1

Retail Grocery Multi- 7.0% 4.0% Tenant Financial 10.0% 9.0% Waterpark s 4.0%

Theaters Governme Other 77.0% nt 36.0% Vineyards Industrial 13.0%

& Office 21.0% Wineries 65.0%

2.0% Food & Beverage Ski Parks 16.0% Insurance 6.0% 19.0% Charter Schools 11.0%

Source: Company Filings SNL. ARCT as of January 25, 2012.

Note: ARCT, LXP, NNN and O are shown as a % of rental revenue . LSE shown as a % of investment in real estate . EPR shown as a % of EBITDA .

1 LSE, EPR and NNN as of December 31, 2010.

Note: American Realty Capital Trust (ARCT); National Retail Properties, Inc. (NNN); Realty Income Corp (O);

Entertainment Properties Trust (EPR); Lexington Realty Trust (LXP); CapLease, Inc. (LSE) February 2012 42

Geographic Benchmarking

American Realty Capital Trust National Retail Properties, Inc1. Realty Income Corp

GA IL GA

PA 4.5% NC MN 6.0% 5.0% 5.1% 6.0% 6.0% CA

5.3% MO

IL FL 5.4% 7.0% 8.0% Other FL

IL TX 44.5% 10.0% 6.7% Other 9.0%

Other OH 53.0% 61.0% 7.2% CA

TX 10.0% TX 19.0% 9.3% NY

12.1%

Entertainment Properties Trust 1 Lexington Realty Trust CapLease, Inc. 1

MI FL FL OH

4.0% 4.0% 5.0% 5.0% TN

6.0% TX MD 7.0% 8.0% TX

11.0% CA NJ Other 8.0% 8.0%

40.0% Other CA Other 53.0% CA

16.0% TX 60.0%

12.0% 17.0% OntarioC

PA anada 24.0% 12.0%

Source: Company Filings SNL. ARCT as of January 25, 2012.

Note: ARCT, LXP, NNN and O are shown as a % of rental revenue . LSE shown as a % of investment in real estate . EPR shown as a % of EBITDA .

1 LSE, EPR and NNN as of December 31, 2010.

Note: American Realty Capital Trust (ARCT); National Retail Properties, Inc. (NNN); Realty Income Corp (O);

Entertainment Properties Trust (EPR); Lexington Realty Trust (LXP); CapLease, Inc. (LSE) February 2012 43

Balance Sheet Benchmarking

% of Debt Maturing in Next 4 Years % of Debt Maturing in Next 4 Years / EV

66.5%

59.7%

48.9%

46.1%

Average 43.9%

40.2% 32.7% 34.3%

Average 22.4%

16.4% 14.3%

11.9% 9.6%

4.1%

ARCT NNN O EPR LXP LSE ARCT NNN O EPR LXP LSE

Source: Peer benchmarking per latest available public company filings, as of January 27, 2012

Note: American Realty Capital Trust (ARCT); National Retail Properties, Inc. (NNN); Realty Income Corp (O); Entertainment Properties Trust (EPR); Lexington Realty Trust (LXP); CapLease, Inc. (LSE)

February 2012 44

Portfolio Rent Comparison

# of Properties Below Market

120

98 100

80 60 40

20 10 8 0 Retail Distribution Office

AVG Net Total Remaining Combined AVG Age of Lease Term Base Rent at Market Rent at Above/(Below) Above/Below Square Buildings by by GAAP Properties Purchase Purchase* Market ($) Market % Feet SF Rent

Below Market

Retail 98 $ 13,226,231 $ 18,798,312 $ (5,572,081) -29.64% 1,158,179 Distribution 10 $ 14,605,251 $ 24,110,837 $ (9,505,586) -39.42% 3,534,290 Office 8 $ 9,332,186 $ 13,169,236 $ (3,837,050) -29.14% 557,990

Total/AVG 116 $ 37,163,668 $ 56,078,385 $ (18,914,717) -33.73% 5,250,459 5.1 11.7

* Based upon market and property appraisals

** Rent is considered "At Market" if it is within +/- 2% of market rent as determined February 2012 45 by third party appraisals

Portfolio Rent Comparison

# of Properties Above Market

120 100 80 60 40

20 8

2 0 0 Retail Distribution Office

AVG Net Total Remaining Combined AVG Age of Lease Term Base Rent at Market Rent at Above/(Below) Above/Below Square Buildings by by GAAP Properties Purchase Purchase* Market ($) Market % Feet SF Rent

Above Market

Retail 8 $ 2,026,721 $ 1,722,993 $ 303,728 17.63% 60,446 Distribution 2 $ 1,950,304 $ 1,820,230 $ 130,074 7.15% 114,048 Office 0 $ - $ - $ - 0.00% 0

Total/AVG 10 $ 3,977,025 $ 3,543,223 $ 433,802 12.24% 174,494 4.2 15.1

* Based upon market and property appraisals

** Rent is considered "At Market" if it is within +/- 2% of market rent as determined February 2012 46 by third party appraisals

Portfolio Rent Comparison

	Properties	Base Rent at Purchase	Market Rent at Purchase*	Net Total Combined Above/(Below) Market ($)	Above/Below Market %	Square Feet	AVG Age of Buildings by SF	AVG Remaining Lease Term by GAAP Rent
Below Market								
Retail	98	$ 13,226,231	$ 18,798,312	$ (5,572,081)	-29.64%	1,158,179		
Distribution	10	$ 14,605,251	$ 24,110,837	$ (9,505,586)	-39.42%	3,534,290		
Office	8	$ 9,332,186	$ 13,169,236	$ (3,837,050)	-29.14%	557,990		
Total/AVG	**116**	**$ 37,163,668**	**$ 56,078,385**	**$ (18,914,717)**	**-33.73%**	**5,250,459**	**5.1**	**11.7**
Above Market								
Retail	8	$ 2,026,721	$ 1,722,993	$ 303,728	17.63%	60,446		
Distribution	2	$ 1,950,304	$ 1,820,230	$ 130,074	7.15%	114,048		
Office	0	$ -	$ -	$ -	0.00%	0		
Total/AVG	**10**	**$ 3,977,025**	**$ 3,543,223**	**$ 433,802**	**12.24%**	**174,494**	**4.2**	**15.1**
At Market**								
Retail	319	$ 74,055,639	$ 74,063,022	$ (7,383)	-0.01%	3,847,900		
Distribution	31	$ 40,111,692	$ 40,161,183	$ (49,491)	-0.12%	5,870,536		
Office	9	$ 9,233,516	$ 9,243,976	$ (10,460)	-0.11%	428,374		
Total/AVG	**359**	**$ 123,400,847**	**$ 123,468,181**	**$ (67,335)**	**-0.05%**	**10,146,810**	**5.5**	**13.8**
Portfolio Total/AVG	**485**	**$ 164,541,540**	**$ 183,089,790**	**$ (18,548,250)**	**-10.13%**	**15,571,763**	**5.3**	**13.4**

ARCT
American Realty Capital Trust

* Based upon market and property appraisals
** Rent is considered "At Market" if it is within +/- 2% of market rent as determined by third party appraisals

February 2012
47

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by contacting the Company at 405 Park Avenue, New York, NY 10022.

This slide show is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares ..

February 2012 48